                                                                      EXHIBIT 11

                               EARNINGS PER SHARE

                                                THREE MONTHS     THREE MONTHS
                                                    ENDED            ENDED
                                                  MARCH 31,        MARCH 31,
                                                    1996              1997
                                                -------------    --------------
Weighted average shares outstanding..............  2,141,250          8,449,690
Incremental effect of issuance
  of Convertible Preferred Stock
  within one year prior to an
  initial public offering at a price
  below the offering price
  (i.e. cheap stock).............................    937,500                  -
Incremental effect of issuance of
  warrants and options within one
  year prior to an initial public offering
  with an exercise price below the
  offering price (i.e. cheap stock) based
  on the treasury stock method using
  the offering price.............................  1,745,769                  -
                                                  ----------
                                                   4,824,519          8,449,690
                                                  ==========         ==========
Net loss attributable to common stock............ $ (953,660)        $ (440,428)
                                                  ==========         ==========
Net loss per share...............................     $(0.20)        $    (0.05)
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